                                  Exhibit 6.6
                                  -----------

                       SALES  AND  MARKETING  AGREEMENT


THIS SALES AND MARKETING AGREEMENT (the "Agreement") is made and entered into as of this 17th day of March, 2000 (the Effective Date"), by and between NUCYCLE THERAPY, INC., a New Jersey corporation (the "Company") having its principal place of business at 1 Deer Park Drive, Suite M, Monmouth Junction, NJ 08852, and John R. Benemann, Ph.D. (the "Agent") having his place of business at 3434 Tice Creek #1, Walnut Creek, CA 94595.

                  W I T N E S S E T H:

WHEREAS, the Agent has expertise in the sales and marketing of nutritional products; and

WHEREAS, the Company has developed, manufactures and sell its proprietary plant nutritional products; and

WHEREAS, the Company desires to obtain the benefits of the Agent's business contacts, marketing abilities and advice in the nutritional products industry and the Agent desires to provide the Company access to such contacts and advise and assist the Company in developing new business relationships in the nutritional products industry on the terms provided herein.

WHEREAS, the Company and the Agent contemplate that information considered to be proprietary and confidential to the Company may be given to or discussed with the Company and Agent agree that the misappropriation of such information related to the Company would damage the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Services to be Provided by the Agent. Agent agrees to assist the Company in selling and marketing the Company's nutritional products (the "NuCycle Products"), including helping to develop marketing literature related to the NuCycle Products.

2. Agent's Commissions. In consideration of the Agent's services and the agreements contained herein, during the Term of this Agreement (as defined herein), the Company agrees to pay the Agent a commission (the "Commission") equal to ten percent (10%) of sales, to customers of

NuCycle Products from whom Agent has through his actions and representations secured for the Company purchase orders, less returns, allowances, customary discounts, rebates, shipping and sales and other
taxes ("Net Sales").   For a period of twentyfour (24) months following
the Term of this Agreement the Company will pay Commissions to Agent equal to five percent (5%) of Net Sales to all customers that had placed Purchase Orders for NuCycle Products qualifying for the 10% commission during the Term of this Agreement.

3.  Payment Terms.   For so long as Commissions are due to Agent
pursuant to the terms set forth herein, the Company will pay the Commission on Net Sales to the Agent within thirty (30) days of collection by Company of receivables from the Purchase Orders placed by customers of Agent and shipped by Company. Agent is not entitled to any advances, or commissions on any uncollected or uncollectable accounts payable.

4. Agent's Expenses. Agent and not the Company, shall be responsible for all expenses necessary to carry out Agent's responsibilities pursuant to this Agreement, including but not limited to travel expenses, entertainment, office overheads, sales assistance, etc. Company shall provide Agent with reasonable amounts of product samples and such quantities of brochures and promotional materials as it, at its sole discretion, may deem appropriate.

5. Other Services Rendered to Company. Agent may provide other services to Company, including but not limited to assistance with research and development projects, corporate management, and serving on the Board of Directors, on such terms and conditions as the Company and Agent may agree in the future to be in their mutual best interest, without, however, changing or affecting in part or whole the terms and conditions of this Agreement.

6. Confidential Information. The Agent and the Company recognize that due to the nature of the Agent's duties hereunder, the Agent will have access to, will acquire and may assist in developing, confidential and proprietary information relating to the business and operations of the Company, including, without limiting the foregoing, information with respect to the Company's present and systems, customers and sales and marketing methods ("Confidential Information"). The parties hereto acknowledge that such Confidential Information has been and will continue to be of central importance to the Company's business, and that disclosure of it to others or its use by others or by the Agent, other than as such information relates to the use of such Confidential Information by the Agent for the purposes set forth hereunder, could cause substantial loss to the Company, and the Agent accordingly agrees that the Agent will keep confidential and will not use any Confidential Information obtained pursuant to this Agreement other than for the purposes set forth herein. Such Confidential Information shall be safeguarded by the Agent and shall not be disclosed to Third Parties and shall be made available only to the Agent's employees or other agents who have a need to know such information for purposes of performing the Agent's obligations under this agreement and when such employees or other agents shall have a legal obligation to the Agent not to disclose such information to Third Parties. The Agent shall treat any and all such Confidential Information in the same manner and with the same protection as the Agent maintains for Agent's own confidential information. His obligation of confidentiality will not apply to any information to the extent that such information: (i) is known to the Agent prior to the date of this Agreement as evidenced by the Agent's written records; (ii) is now or later becomes generally available to the public, such as by publication or otherwise, through no fault of the Agent; or (iii) is obtained from a Third Party having the legal right to make such a disclosure.

7. Records. Any and all personal property, data, written materials, findings, records and documents, information and Confidential Information provided to Agent by the Company during relating to Agent's engagement by the Company concerning the business or affairs of the Company, and upon termination of his Agreement or upon request of the Company during the term of this Agreement, shall be promptly delivered by the Agent to the Company.

8. Remedies for Breach of Section 6. It is recognized that damages in the event of breach of Section 5 herein, by the Agent would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

9. Arms-length Negotiations. The parties agree that the restrictions and agreements contained herein are reasonable, are the product of arms-length negotiation, and are necessary for the Company to protect its goodwill and other interests.


10.a. Insiders Information. Company intends to become a publicly traded company in the future and Agent agrees to strictly abide by all

Federal and State securities regulations. The Federal securities laws strictly prohibit the purchase or sale of a publicly held security by persons who are in the possession of "materials non-public information" relating to that security. Generally, "material non-public information" is information (i) which is possessed by a person by virtue of a special relationship between such person and a company whose securities are publicly-held, such as a relationship that a Agent may have with such a company, and (ii) which would be considered important by a person in considering whether to buy or sell the securities of such a company. Agent acknowledges that trading in the Company's securities when in possession of "material non-public information" regarding the Company is strictly prohibited and expressly agrees not to buy, sell or otherwise dispose of the Company's securities when in possession of such "material non-public information".

10.b. Tipping. The Federal Securities laws also prohibit a person from communicating "material non-public information" to a third party for use in dealing with the securities of a publicly held company (i.e. "tipping"). Any person who communicates a "tip" is in violation of these rules and is subject to monetary penalties and/or imprisonment. Agent acknowledges that communicating "material non-public information" regarding the Company is strictly prohibited and expressly agrees not to communicate such "material non-public information" to third parties without the prior written consent of the Company.

11. Independent Contractor. The parties agree that no employment relationship exists between them and that the Agent, Agent's employees and agents are independent contractors with respect to the Company and Agent accordingly waives any benefits and employment by the Company. This Agreement shall not be construed in any way to constitute Agent as an agent for the Company for any purpose whatsoever, and Agent, in providing the services set forth above shall be engaged in Agent's own independent and entirely separate business. As an independent contractor, Agent shall be solely responsible for determining Agent's hours and the methods and persons used by Agent to carry out Agent's responsibilities under this Agreement. Agent may not represent Agent to be an employee of the Company and is not authorized to, and agrees not to, incur for any reason any debt or expense on behalf of or for the Company. In addition, at Agent's own expense, Agent shall be responsible for the payment and reporting of all applicable federal, state and local taxes and tax related information, licenses and license fees that may become applicable as a result of Agent's activities under this Agreement.

12. Representatives and Warranties. Agent represents and warrants that: (i) Agent will not discredit the Company's name or misrepresent the Company's products by making claims contrary to the Company's product literature and labels; (ii) Agent will, at all times during the Term of this Agreement, conform to and comply with all applicable laws, regulations, orders and other governmental requirements, now or hereinafter in force, related to the performance of Agents duties hereunder.

13.  Assignability.  This contract may not be assigned by the Agent.

14. Term and Termination. The Term of this Agreement shall begin on the Effective Date and end on such date as it is terminated pursuant to this Section 11 (the "Term"). The Company may terminate this Agreement on five (5) days written notice to Agent if Agent breaches the representations and warranties set forth in Section 12 above. The Company may terminate this Agreement, at its sole discretion, on four
(4) months written notice to Agent.

12. Survival. Notwithstanding anything to the contrary contained in this Agreement, Sections 6, 7, and 8 hereof shall survive any expiration or termination of this Agreement for a period of five years after the date of such expiration or termination.

13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Agent at Agent's address as first written above, or at such other address as the Agent has filed in writing with the Company, or, in the case of the Company, at its principal executive offices.

14. Entire Agreement and Severability. This Agreement constitutes the entire understanding of the Agent and the Company with respect to the subject matter hereof and supersedes any and all prior understanding written or oral. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or unenforceability of any Provisions hereof shall in no way affect the validity or enforceability of any other provision. If any provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective behalves as of the date first above written.

NUCYCLE THERAPY, INC.                JOHN R. BENEMANN, PH.D.


By:      /s/Burt Ensley                          /s/John R. Benemann
    ------------------------------          -----------------------------
Name: Burt Ensley.
Title: President and C.E.O.